EXHIBIT 10.2
PATENT PURCHASE AGREEMENT
     This PATENT PURCHASE AGREEMENT (this “Agreement”) is entered into on October 17, 2005 (the “Effective Date”) by and between Paolo Visual Data LLC, a Nevada limited liability company, with an office at 2215-B Renaissance Drive, Suite 5, Las Vegas, NV 89119 (“Purchaser”), and Axcess International, Inc., a Delaware corporation, with an office at 3208 Commander Drive, Carrollton, TX 75006 (“Seller”). The parties hereby agree as follows:
1.	Background

1.1	Seller owns certain United States Letters Patents and/or applications for United States Letters Patents and/or related foreign patents and applications.

1.2	Seller wishes to sell to Purchaser all right, title and interest in such patents and applications and the causes of action to sue for infringement thereof and other enforcement rights.

1.3	Purchaser wishes to purchase from Seller all right, title and interest in the Patent Rights (defined below), free and clear of any restrictions on transfer, liens, claims, and encumbrances.

2.	Definitions
“Assignment Agreements” means the agreements assigning ownership of the Patents from the inventors and/or prior owners to Seller.
“Docket” means Seller’s, or its agents’, list or other means of tracking information relating to the prosecution or maintenance of the Patents throughout the world, including information relating to deadlines, payments, and filings, which is current as of the Effective Date.
“List of Prosecution Counsel” means the names and addresses of prosecution counsel who prosecuted the Patents and who are currently handling the Patents.
“Patent Rights” means Patents and the additional rights set forth in paragraph 4.2.
“Patents” means (a) each of the provisional patent applications, patent applications and patents listed on Exhibits A and B (as such lists may be updated based on Purchaser’s review of the Deliverables) hereto, (ii) all patents or patent applications to which any of the foregoing claim priority, and (iii)all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, and divisions of such patents and applications; and (iv) foreign counterparts to any of the foregoing, including certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants, and (v) any of the foregoing in (ii)-(iv) whether or not expressly listed in Exhibit A and whether or not abandoned, rejected, or the like.
“Unlimited Warranties” means, collectively, the representations and warranties of Seller set forth in paragraphs 6.1(a), 6.1(b), 6.1(c), and 6.1(d) hereof.

3.	Transmittal, Review, Closing Conditions and Payment

3.1	Transmittal. Within twenty (20) calendar days following the Effective Date, Seller shall send to Purchaser the Assignment Agreements, the List of Prosecution Counsel, an executed original of the Assignment of Patent Rights in Exhibit B, the Docket, and all files and original documents (including, Letters Patents, assignments, and other documents necessary to establish that the representations and warranties are true and correct) relating to the Patents, including all prosecution files for pending patent applications included in the Patents, and all files relating to the issued Patents (“Initial Deliverables"). Seller acknowledges that Purchaser may request additional documents based on Purchaser’s review of the Initial Deliverables (such additional documents and the Initial Deliverables, collectively, the “Deliverables"), and that as a result of Purchaser’s review, the amount of payment and the assets listed in Exhibits A and B may be revised.

3.2	Closing. The closing of the sale of the Patents hereunder will occur when all conditions set forth in paragraph 3.3 have been satisfied or waived (the “Closing"). Purchaser and Seller shall use reasonable efforts to carry out the Closing within thirty (30) calendar days following receipt of the Deliverables.

3.3	Closing Conditions. The following are conditions precedent to Purchaser’s obligation to make the payment in paragraph 3.4.
(a)	Transmittal of Documents. Seller shall have delivered to Purchaser all the Deliverables.

(b)	Compliance With Agreement. Seller shall have performed and complied in all material respects with all of the obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

(c)	Representations and Warranties True. Purchaser shall be reasonably satisfied that, as of the Closing, the representations and warranties of Seller contained in paragraph 6.1 hereof are true and correct.
3.4	Payment. At Closing, Purchaser shall pay to Seller the amount of Six Hundred Thousand dollars ($600,000.00). Purchaser may record the Assignment of Patent Rights in Exhibit B with the United States Patent and Trademark Office only upon Closing.

3.5	Termination and Survival. In the event all conditions to Closing set forth in Section 3.3 are not met Purchaser has the right to terminate this agreement. Upon termination, Purchaser will return all documents delivered to Purchaser under this Section 3 to Seller. The provisions of paragraphs 7.4, 7.5 and 7.7 will survive any termination.

4.	Transfer of Patents and Additional Rights

4.1	Assignment of Patents. Upon the Closing, Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest in and to the Patents as more fully set forth in Exhibit B. Seller understands and acknowledges that if any of the Patents are assigned to Seller’s affiliates or subsidiaries, prior to Closing, Seller may be required to perform certain actions to establish that Seller is the assignee and to record such assignments.

4.2	Assignment of Additional Rights. Upon the Closing, Seller hereby also sells, assigns, transfers and conveys to Purchaser all right, title and interest in and to
(a)	inventions and discoveries described in any of the Patents;

(b)	rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants of any type related to any of the Patents and the inventions and discoveries therein;

(c)	causes of action (whether currently pending, filed, or otherwise) and other enforcement rights, including, without limitation, all rights under the Patents and/or under or on account of any of the Patents and the foregoing category (b) to
(A)	damages,

(B)	injunctive relief and

(C)	any other remedies of any kind
for past, current and future infringement; and
(d)	rights to collect royalties or other payments under or on account of any of the foregoing.
4.3	Grant Under Patent Rights. Effective on the Closing Date, Purchaser hereby grants to Seller, under the Patent Rights (as defined in Exhibit B hereto), and for the lives thereof, a royalty-free, irrevocable, non-exclusive, non-transferable, worldwide right and license (the “Seller License”) to practice the methods and to make, have made, use, distribute, lease, sell, offer for sale, import, export, develop and otherwise dispose of and exploit any products, processes or services covered by the Patent Rights (“Covered Products”). This Seller License shall also apply to the reproduction and subsequent distribution of Covered Products, in substantially identical form as they are distributed by the Seller, by authorized agents of the Seller such as a distributor, replicator, VAR or OEM.

5.	Additional Obligations

5.1	Further Cooperation. At the reasonable request of Purchaser, Seller shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including execution, acknowledgment and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby. In addition, Seller will continue to prosecute the Patents at its expense until the Closing.

5.2	Payment of Fees. Seller shall pay any maintenance fees, annuities, and the like due on the Patents until the Closing.

6.	Representations and Warranties

6.1	Representations of Seller.

Seller hereby represents and warrants to Purchaser as follows that, as of the Effective Date and as of the Closing:
(a)	Authority. Seller has the full power and authority, and has obtained all third party consents, approvals and/or other authorizations required, to enter into this

Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Patent Rights to Purchaser.

(b)	Title and Contest. Seller owns all right, title, and interest to the Patent Rights, including all right, title, and interest to sue for infringement of the Patents. Seller has obtained and properly recorded previously executed assignments for the Patent Rights as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions on transfer. There are no actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Patent Rights.

(c)	Existing Licenses. No licenses under the Patents, or interest or rights in any of the Patent Rights, have been granted or retained.

(d)	Restrictions on Rights. Purchaser shall not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Patent Rights as a result of any prior transaction related to the Patent Rights.

(e)	Conduct. Seller or its agents or representatives have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement, including, without limitation, misrepresenting Seller’s patent rights to a standard-setting organization.

(f)	Enforcement. Seller has not put a third party on notice of actual or potential infringement of any of the Patents. Seller has not invited any third party to enter into a license under any of the Patents. Seller has not initiated any enforcement action with respect to any of the Patents.

(g)	Patent Office Proceedings. None of the Patents has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

(h)	Fees. All maintenance fees, annuities, and the like due on the Patents have been timely paid.

(i)	Validity and Enforceability. The Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid or unenforceable.
6.2	Representations of Purchaser.
     Purchaser hereby represents and warrants to Seller as follows that, as of the Effective Date and as of the Closing:
(a)	Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Nevada.

(b)	Purchaser has all requisite power and authority to (i) enter into, execute and deliver this Agreement and (ii) perform fully its obligations hereunder.
7.	Miscellaneous

7.1	Limitation of Liability. EXCEPT IN THE EVENT OF BREACH OF ANY UNLIMITED WARRANTY BY SELLER, SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT. PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

7.2	Limitation on Consequential Damages. NEITHER PARTY SHALL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS EMPLOYEES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.3	Compliance With Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

7.4	Confidentiality of Terms. The parties hereto shall keep the terms and existence of this Agreement and the identities of the parties hereto confidential and shall not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process, including in confidence to legal and financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions; (e) by Purchaser, in order to perfect Purchaser’s interest in the Patent Rights with any governmental patent office; or (f) to enforce Purchaser’s right, title and interest in and to the Patent Rights; provided that, in (b) through (f) above, (i) the disclosing party shall use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party shall provide the other party with at least ten (10) days’ prior written notice of such disclosure. Without limiting the foregoing, Seller agrees that it will cause its agents involved in this transaction to abide by the terms of this paragraph 7.4, including ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials, or industry conferences.

7.5	Governing Law; Venue/Jurisdiction. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Delaware, without reference to its choice of law principles to the contrary. Seller shall not commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Agreement other than in the state or federal courts located in Delaware. Seller irrevocably consents to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding or claim arising under or by reason of this Agreement.

7.6	Notices. All notices given hereunder shall be given in writing (in English or with an English translation), shall refer to Purchaser and to this Agreement and shall be: (i) personally delivered, (ii) delivered prepaid by an internationally recognized express courier service, or (iii) sent postage prepaid registered or certified U.S. mail (return receipt requested) to the address set forth below:

If to Purchaser	If to Seller
Paolo Visual Data LLC	Axcess International
2215-B Renaissance Drive, Suite 5	3208 Commander Drive
Las Vegas, NV 89119	Carrollton, TX 75006
Attn: Managing Director	Attn: CFO
Notices are deemed given on (a) the date of receipt if delivered personally or by express courier (or if delivery refused, the date of refusal), or (b) the fifth (5th) calendar day after the date of posting if sent by US mail. Notice given in any other manner shall be deemed to have been given only if and when received at the address of the person to be notified. Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.
7.7	Relationship of Parties. The parties are independent contractors and not partners, joint venturers, or agents of the other. Neither party assumes any liability of or has any authority to bind, or control the activities of, the other.

7.8	Equitable Relief. Seller agrees that damages alone would be insufficient to compensate Purchaser for a breach of this Agreement, acknowledges that irreparable harm would result from a breach of this Agreement, and consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

7.9	Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement shall have full force and effect, and the invalid provision shall be modified, or partially enforced, to the maximum extent permitted to effectuate its original objective.

7.10	Waiver. Failure by either party to enforce any term of this Agreement shall not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

7.12	Miscellaneous. This Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions. Neither of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either party hereto shall alter the meaning or interpretation of this Agreement. No amendments or modifications shall be effective unless in writing signed by authorized representatives of both parties. These terms and conditions shall prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any purchase order, acknowledgment or other writing not expressly incorporated into this Agreement. The following exhibits are attached hereto and incorporated herein: Exhibit A (entitled “Patent Rights to be Assigned”); and Exhibit B (entitled “Assignment of Patent Rights”).

7.13	Counterparts; Electronic Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument. Each party shall execute and deliver to the other parties a copy of this Agreement bearing its original signature. Prior to such execution and delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement shall be deemed original documents. “Transmitted Copies” means copies that are reproduced or transmitted via email of a .pdf file, photocopy, facsimile or other process of complete and accurate reproduction and transmission.
     In witness whereof, the parties have executed this Patent Purchase Agreement as of the Effective Date.

SELLER:		PURCHASER:

AXCESS INTERNATIONAL		Paolo Visual Data LLC

By:	/s/ Allan Frank	By:	/s/ Bryan Bumper

Name:	Allan Frank	Name:	Bryan Bumper

Title:	Vice President and CFO	Title:	Authorized Person